Exhibit 10.20

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

THIS AGREEMENT, made and entered into this 26th day of May, 1999, (the Effective Date) by and between the University of Kentucky Research Foundation, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky and having its principle office at Lexington, Kentucky, U.S.A. (hereinafter referred to as UKRF), and Targacept, Inc., (“TARGACEPT”) a subsidiary of R.J.R. Reynolds Tobacco Company (“RJR”).

WITNESSETH

WHEREAS, TARGACEPT desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth, and

WHEREAS, UKRF previously has entered into agreements with RJR (and subsequently, TARGACEPT) regarding research and development activities concerning nicotinic compounds for use in therapeutic applications. RJR (and subsequently, TARGACEPT) have funded activities involving collaborative research as well as activities involving a sabbatical program. As a result, UKRF and TARGACEPT jointly own certain technologies (listed in Attachment A, which becomes a part of this agreement), and UKRF has assigned certain technologies to TARGACEPT (listed in Attachment B, which becomes part of this agreement) but which are subject to the terms of that agreement regarding sharing of royalty income, and

WHEREAS, TARGACEPT has entered into an agreement with Rhone-Poulene Rorer, whereby as part of that agreement, certain technologies of TARGACEPT were licensed to Phone-Poulene Rorer; and TARGACEPT is entitled to certain royalty and milestone income, and

WHEREAS, in previous agreements between UKRF and RJR (and subsequently TARGACEPT), it was agreed that UKRF and RJR would negotiate in good faith towards arriving at terms relating to further use of the technology developed during the collaborative research and sabbatical programs. UKRF and TARGACEPT acknowledge negotiating in good faith towards terms by which that technology can best be developed for commercial application.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1- Definitions

For the purposes of this agreement, the following words and phrases shall have the following meanings:

1.1 “TARGACEPT” shall mean Targacept and any subsidiary or affiliate of Targacept.

1.2 “Patent Rights” shall mean the United States and Foreign pending patent applications set forth in Attachments “A” and “B” attached hereto and made a part hereof (hereinafter referred to as the “Patent Rights Patent Application(s)”), and the United States patents and Foreign patents issuing from said pending United States and Foreign patent applications or later-filed foreign applications based upon any of said United States patents and applications (hereinafter referred to as the “Patent Rights Patent(s)”) and any continuations, continuations-in-part, divisions reissues or extensions or any of the foregoing.

1.3 “Licensed Product(s)” shall mean any product made or covered by a pending or issued patent included in the Patent Rights.

ARTICLE 2- Grant

2.1 UKRF hereby grants to TARGACEPT the world-wide right and license to the Patent Rights set forth in Attachment A to the full end of the term of each patent included therein unless sooner terminated as hereinafter provided. This grant is expressly subject to the rights of the U.S. Government, if any.

2.2 In order to establish a period of exclusivity for TARGACEPT, UKRF hereby agrees that it shall not grant any other license to make, have made, use, lease and sell the Patent Rights during the period of time commencing with the Effective Date of this Agreement and terminating with the full end of the term of this Agreement, unless sooner terminated as hereinafter provided.

2.3 TARGACEPT shall have the right to sublicense worldwide any of the rights, privileges and license granted hereunder.

2.4 Notwithstanding the foregoing, on behalf of itself and its affiliates, UKRF reserves the right to use the Patent Rights for internal research purposes.

2.5 TARGACEPT agrees that any sublicenses granted by it shall include a contractual provision granting UKRF the right and ability to proceed directly against the sublicensee to require such sublicensee to comply with all terms of the sublicense agreement. TARGACEPT further agrees to include the substance of ARTICLES 4, 5, 8, 9, and 10 of this Agreement in all sublicense agreements.

2.6 TARGACEPT agrees to forward to UKRF a copy of any and all fully executed sublicense agreements, and further agrees to forward to UKRF annually a copy of such reports received by TARGACEPT from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

ARTICLE 3- Due Diligence

TARGACEPT shall use its best efforts to bring the Patent Rights to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights.

ARTICLE 4- Royalties

4.1 For the rights, privileges and license granted hereunder, TARGACEPT shall pay to UKRF in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

(a) A license issue fee of [********] Dollars, which said license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

(b) For each of the patents described in Attachment A, a royalty in the amount of [********].

(c) For each of the patents described in Attachment B, a royalty in the amount of [********]. Such payments shall only be made if income is based on technology claimed in those patents listed in Attachment B, in countries where those patents are in force. Such payments shall be made for the life of the patents listed in Attachment B.

4.2 As used herein, the phrase “Net Sales Price” shall mean TARGACEPT’s billings for the Licensed Product(s) produced hereunder less the sum of the following:

(a) Discounts allowed in amounts customary in the trade;

(b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c) Outbound transportation prepaid or allowed; and

(d) Amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by TARGACEPT and on its payroll, or for cost of collections. Licensed Product(s) shall be considered “sold” when billed out or invoiced.

4.3 No multiple royalties shall be payable because the Licensed Product(s), its manufacture, lease or sale are or shall be covered by more than one patent application or patent license under this Agreement.

4.4 Royalty payments shall be paid in United States dollars in Lexington, Kentucky, or at such other place as UKRF may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which TARGACEPT or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty paid to UKRF. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

ARTICLE 5-Reports and Records

5.1 TARGACEPT shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to UKRF by way of royalty as aforesaid. Said books of account shall be kept at TARGACEPT’s principal place of business or the principal place of business of the appropriate division of TARGACEPT to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, for five (5) years following the end of the calendar year to which they pertain, to the inspection of the UKRF Internal Audit Division and/or an independent certified public accountant retained by UKRF and/or an accountant employed by UKRF, for the purpose of verifying TARGACEPT’s royalty statement or compliance in other respects with this Agreement.

5.2 TARGACEPT, within thirty (30) days after June 30 and December 31, of each year, shall deliver to UKRF true and accurate reports, giving such particulars of the business conducted by TRAGACEPT during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a) All Licensed Products manufactured and sold;

(b) Total billings for Licensed Product sold;

(c) Deductions applicable as provided in Paragraph 5.2;

(d) Total royalties due;

(e) Names and addresses of all sublicensees of TARGACEPT; and

(f) Annually, the TARGACEPT’s certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement.

5.3 With each such report submitted, TARGACEPT shall pay to UKRF the royalties due and payable under this Agreement. If no royalties shall be due, TARGACEPT shall so report.

ARTICLE 6-Patent Prosecution

Patent prosecution shall be in accordance with the applicable collaborative research agreements or sabbatical agreements that gave rise to the patent.

ARTICLE 7- Termination

7.1 If TARGACEPT shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of TARGACEPT shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of TARGACEPT or otherwise, this Agreement shall automatically terminate.

7.2 Should TARGACEPT fail in its payment to UKRF of royalties due in accordance with the terms of this agreement, UKRF shall have the right to serve notice upon TARGACEPT by certified mail at the address designated herein, of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless TARGACEPT shall pay to UKRF, within the thirty (30) day period, all such royalties due and payable. Upon the expiration of the thirty (30) day period, if TARGACEPT shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

7.3 Upon any material breach or default of this Agreement by TARGACEPT, other than those occurrences set out in Paragraphs 7.1 and 7.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 7.3, UKRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days’ notice by certified mail to TARGACEPT. Such termination shall become effective unless TARGACEPT shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of UKRF’s notice of termination.

7.4 TARGACEPT shall have the right to terminate this Agreement at any time on six (6) months’ notice by certified mail to UKRF.

7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. TARGACEPT and/or any sublicensee thereof may, however, after the effective date of such termination, sell all licensed product in the process of manufacture at the time of such termination and sell the same, provided that TARGACEPT shall pay to UKRF the royalties theron as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

ARTICLE 8- Product Liability

8.1 TARGACEPT shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UKRF, the University of Kentucky, their trustees,

officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption or advertisement of any Licensed Product(s) or the Patent Rights or arising from any obligation of TARGACEPT hereunder.

8.2 If TARGACEPT produces, manufactures or sells any Licensed Product(s), TARGACEPT will maintain product liability insurance, with an endorsement naming the University of Kentucky Research Foundation, the University of Kentucky, their Board of Trustees, agents officers and employees as additional insureds covering liabilities for the production, manufacture and/or sole of the product. The policy of insurance shall contain a provision of non-cancellation except upon the provision of sixty (60) days notice to the University. Policy limits shall be not less than $5,000,0000 per person per occurrence.

8.3 If TARGACEPT, sublicenses any of the rights, privileges and licenses granted hereunder, TARGACEPT shall require the sublicensee to provide UKRF evidence of such product liability insurance.

ARTICLE 9- Warranties

9.1 TARGACEPT AGREES THAT THE RIGHTS GRANTED ARE MADE AVAILABLE WITHOUT WARRANTY OF ANY KIND EXPRESSED OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FURTHER INCLUDING NO WARRANTY AS TO CONFORMITY WITH WHATEVER USER MANUALS OR OTHER LITERATURE MAY BE ISSUED FROM TIME TO TIME.

9.2 TARGACEPT FURTHER AGREES THAT UKRF HAS NOT CONDUCTED NOR HAD CONDUCTED A PATENTABILITY OR INFRINGEMENT STUDY AND THUS MAKES NO CLAIMS THAT THE LICENSED RIGHTS WILL NOT INFRINGE ANY THIRD PARTIES’ VALID PATENT RIGHTS.

ARTICLE 10- Non-Use of Names

TARGACEPT shall not use the names of the University of Kentucky, University of Kentucky Research Foundation nor of Dr. Peter Crooks nor any other employee of the University of Kentucky.

ARTICLE 11- Export Controls

It is understood that UKRF us subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by TARGACEPT that TARGACEPT shall not export data or commodities to certain foreign countries without prior approval of such agency. UKRF neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 12- Payments, Notices and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of UKRF:	University of Kentucky Research Foundation
207 Administration Building
Lexington, Kentucky 40506

With a copy to	University Legal Counsel
2 Administration Building
Lexington, Kentucky 40506

In the case of TARGACEPT:	J.D. deBethizy
Targacept, Inc.
Winston-Salem, NC 27102

ARTICLE 13- Miscellaneous Provisions

13.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Kentucky, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which patent was granted.

13.2 The partied hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the partied hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

13.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

WITNESS:	UNIVERSITY OF KENTUCKY
RESEARCH FOUNDATION

/s/ Donald G. Keach	By:	/s/ Jeff L. Fink III
	Title:	Assistant V.P., RGS

WITNESS:	TARGACEPT, INC.

/s/ A. J. Borschke	By:	/s/ J. Donald deBethizy
	Title:	President

By execution of this Agreement, the undersigned acknowledge receiving a copy of this Agreement, and of having read and reviewed same prior to its execution by the parties.

By:	/s/ Peter A. Crooks

Dr. Peter Crooks

Attachment A

5,616,707*

5,726,316

*	Also includes Foreign Equivalents

Attachment B

Schedule I

Applications

08/885,397*

08/885,768*

09/098,285*

09/177,231*

Schedule II

Applications

09/053,937*

09/054,179*

09/210,113*

*	Also includes Foreign Equivalents